UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) May 26, 2016

Digital Turbine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35958	22-2267658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Guadalupe Street Suite # 302, Austin TX	78701
(Address of Principal Executive Offices)	(Zip Code)

(512) 387-7717

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2016, Digital Turbine, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the employment agreement with William Stone originally entered into on September 9, 2014. The Amendment extends the term until March 31, 2018 and Mr. Stone received a one-time $100,000 signing bonus. Furthermore, for each fiscal year 2017 and 2018, Mr. Stone will be eligible to receive an annual incentive bonus of up to 100% of his salary for that period subject to satisfaction of certain performance-related milestones specified in the Amendment and up to an additional 50% of his salary at the discretion of the compensation committee based on extraordinary financial and business performance. The milestones for fiscal year 2017 are based on the Company’s achievement of adjusted EBITDA and revenue targets and the milestones for fiscal year 2018 are based on revenue and the Company’s achievement of non-GAAP measures of consolidated earnings such as EBITDA or adjusted EBITDA, as further specified in the Amendment. On May 26, 2016, the Company also granted Mr. Stone an option to purchase 100,000 shares of common stock with an exercise price of $1.06 per share. 25,000 options vest on the first anniversary of the grant date; 75,000 options vest on a pro rata monthly basis for the following three years; and all unvested options immediately vest upon a change of control of the Company. The option was granted under the Company’s existing 2011 shareholder approved equity incentive plan.

ITEM 9.01	Financial Statements and Exhibits

     (d) Exhibits

EXHIBIT NO.	DESCRIPTION
10.1	Amendment, effective May 26, 2016, to Employment Agreement between the Company and William Stone

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 31, 2016	Digital Turbine, Inc.

	By:	/s/ Andrew Schleimer
Andrew Schleimer
Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
10.1	Amendment, effective May 26, 2016, to Employment Agreement between the Company and William Stone